Attachment to Form 4 ? Michael J. Jandernoa


	On May 15, 2006, the Jandernoa Investment Group,
LLC (?JIG LLC?), of which Mr. Jandernoa is a member and the sole manager, entered into a Variable Prepaid
Stock Purchase Agreement (the ?Agreement?), relating to one or more Tranches, for a total of up to 345,542 shares of Perrigo Company common stock. The Agreement constitutes a sales plan under Rule 10b5-1(c). The
Agreement provides that JIG LLC will deliver on ____________* (the ?Maturity Date?) in settlement of each Tranche, an aggregate number of shares of common stock (or, at the option of JIG LLC, the cash equivalent of such shares) equal to the product of
(i) the Base Amount of each Tranche and (ii) the Settlement Ratio of each Tranche, which will be determined as follows for Tranche No. __*, which consists of a Base Amount of _________* shares:

(a)	If the Settlement Price for Tranche No. __*
is less than $_________* (?Upside Limit?)
but greater than $________* (?Hedged
Value?), the Settlement Ratio for Tranche
No. __* will be equal to the Hedged Value divided by the Settlement Price for Tranche
No. __*;

(b)	If the Settlement Price for Tranche No. __*
is equal to or greater than the Upside
Limit, the Settlement Ratio for Tranche
No. __* will be equal to the sum of the
Hedged Value divided by the Settlement Price for Tranche No. __* and a fraction, the numerator of which is equal to the difference between the Settlement Price for Tranche No. __* and the Upside Limit, and the denominator of which is equal to the Settlement Price for Tranche No. __*; and

(c)	If the Settlement Price for Tranche No. __*
is equal to or less than the Hedged Value, the Settlement Ratio for Tranche No. __* will be one.

The Settlement Price is the amount obtained by dividing the Hedged Value by a fraction, the numerator of which is equal to the sum of the fractions obtained by dividing the Hedged Value by the relevant closing price of Perrigo common stock on each of the fifteen trading days preceding and including the Maturity
Date, and the denominator of which is equal to fifteen.

In consideration for the sale of these shares of common stock, the Agreement provides that the Michael J. Jandernoa Trust will receive $__________* for Tranche No. __*.


*  The number of tranches and the Maturity Date, Base
Amount, Upside Limit, Hedged Value and consideration paid for each tranche have not yet been determined and will be supplied by amendment to this Form 4.